UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 16, 2006
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 16, 2006, Lam Research International SARL (LRI), as borrower, entered into a $350 million Credit Agreement (the Credit Agreement) with ABN AMRO Bank N.V., as Administrative Agent, and one or more lenders party thereto. In connection with the Credit Agreement, Lam Research Corporation (LRC) entered into a Guarantee Agreement (the Guarantee Agreement) guaranteeing the obligations of LRI under the Credit Agreement. LRI is an indirect wholly-owned subsidiary of LRC.
Under the Credit Agreement, on June 19, 2006, LRI borrowed $350 million in principal amount. The loan under the Credit Agreement shall be fully repaid not later than five years following the closing date. The loan under the Credit Agreement will bear interest at LIBOR plus a spread ranging from 0.10% to 0.50%, depending upon a consolidated leverage ratio, as defined in the Credit Agreement. The initial spread under the Credit Agreement is 0.10%. LRI may prepay the loan under the Credit Agreement in whole or in part at any time without penalty, subject to reimbursement of lenders’ breakage and redeployment costs in certain cases. LRC’s obligations under the Guarantee Agreement are collateralized by readily marketable securities in an amount equal to 110% of the outstanding balance of the obligations of LRC under the Guarantee Agreement.
The Credit Agreement contains customary representations, warranties, affirmative covenants, negative covenants, including events of default.
The foregoing description of the Credit Agreement and Guarantee Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation.
The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure.
LRC has used the proceeds from the credit facility entered into by LRI to facilitate the repatriation of $350 million of foreign earnings in the June 2006 quarter under the provisions of the American Jobs Creation Act (AJCA). This amount is in addition to the $150 million of foreign earnings repatriations previously announced by LRC in its Quarterly Report on Form 10-Q filed on May 1, 2006. LRC has now completed its evaluation of current opportunities to repatriate foreign earnings under the provisions of the AJCA. LRC expects to record a tax expense of approximately $16 million in the June 2006 quarter for the additional amount repatriated.
Statements made in this Current Report on Form 8-K which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to expectations of the timing, accounting treatment, and recording of expenses for foreign earnings repatriations; and expectations regarding the interest rate and other adjustable terms under the credit facility. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, including how we choose to allocate our assets and resources in response to those changes. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 26, 2005, and Form 10-Q for the quarter ended March 26, 2006, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
     (c) Exhibits
10.1 LRI Credit Agreement
10.2 LRC Guaranty

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 19, 2006

LAM RESEARCH CORPORATION
By:	/s/ Martin B. Anstice

Martin B. Anstice
Group Vice President, Finance,
Chief Financial Officer, and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description
10.1	LRI Credit Agreement
10.2	LRC Guaranty